Exhibit 3.1

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DECIBEL THERAPEUTICS, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Decibel Therapeutics, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.    That the name of this corporation is Decibel Therapeutics, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on November 26, 2013 under the name Hearing, Inc. The name of this corporation was changed on April 24, 2014 to Decibel Therapeutics, Inc.

2.    That the Board of Directors duly adopted resolutions proposing to amend and restate the Third Amended and Restated Certificate of Incorporation of this corporation, as amended, declaring this fourth amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Third Amended and Restated Certificate of Incorporation of this corporation, as amended, be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Decibel Therapeutics, Inc. (the “Corporation”)

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: Effective immediately upon the filing of this Fourth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), a 1-for-10 reverse stock split of the Common Stock (as defined below) shall become effective, pursuant to which each ten (10) shares of Common Stock outstanding and held of record by any stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one (1) share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one (1) share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The number of shares of outstanding Common Stock resulting from the Reverse Stock Split shall be calculated by reference to the shares represented by each individual stock certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time (each such certificate, a “Pre-Split Common Stock Certificate”) without further aggregation. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, to the extent that the application of the Reverse Stock Split to the shares represented by any Pre-Split Common Stock Certificate results in a fractional share, then in lieu of issuing such fractional share, the Corporation shall, promptly following the Effective Time, distribute to the stockholder of record of such Pre-Split Common Stock Certificate a payment in cash equal to such fractional share multiplied by the fair value per share of the Common Stock immediately following the Reverse Stock Split as determined by the Board of Directors of the Corporation.

Each Pre-Split Common Stock Certificate shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate have been reclassified; provided, however, that each person holding of record a Pre-Split Common Stock Certificate shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate have been reclassified.

At the Effective Time and after giving effect to the Reverse Stock Split, the total number of shares of all classes of stock which the Corporation shall have authority to issue is 115,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”) and 155,398,078 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.    COMMON STOCK

1.    General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.    Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.    PREFERRED STOCK

Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein.

57,758,734 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock”, 12,500,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock”, 37,528,581 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock” (the Series B Preferred Stock collectively with the Series C Preferred Stock, the “Series B/C Preferred Stock”), and 47,610,763 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series D Preferred Stock”, each such series with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” and “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth. The Series A Preferred Stock and the Series B/C Preferred Stock are sometimes referred to herein collectively as the “Series Preferred Stock”.

1.    Dividends.

1.1    From and after the date of the issuance of any shares of Series D Preferred Stock, dividends at the rate per annum of $0.13812 per share shall accrue on such shares of Series D Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock) (the “Series D Accruing Dividends”). The Series D Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided however, that except as set forth in the following sentence of this Section 1.1 or in Section 2.1 or Section 2.5.2(b), such Series D Accruing Dividends shall be payable only when, as, and if declared by the Corporation’s Board of Directors (the “Board of Directors”), and the Corporation shall be under no obligation to pay such Series D Accruing Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series D Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series D Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Series D Accruing Dividends then accrued on such share of Series D Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into

Common Stock, that dividend per share of Series D Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series D Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series D Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series D Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series D Preferred Stock pursuant to this Section 1.1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series D Preferred Stock dividend. The “Series D Original Issue Price” shall mean $1.7265 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock. For purposes of clarity, the Series D Accruing Dividends are non-compounding.

1.2    From and after the date of the issuance of any shares of Series B/C Preferred Stock, dividends at the rate per annum of $0.16 per share shall accrue on such shares of Series B/C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B/C Preferred Stock) (the “Series B/C Accruing Dividends”); provided, however, that, as of the Series D Original Issue Date (as defined in Section 4.4.1(b)), the Series B/C Accruing Dividends accrued and unpaid as of such date with respect to a share of Series B/C Preferred Stock shall equal the product of (i) 51.776% and (ii) such accrued and unpaid Series B/C Accruing Dividends as of October 30, 2020 (the “Pre-D Series B/C Accruing Dividends”). The Series B/C Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided however, that except as set forth in the following sentence of this Section 1.2 or in Section 2.2 or Section 2.5.2(b), such Series B/C Accruing Dividends, including the Pre-D Series B/C Accruing Dividends, shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Series B/C Accruing Dividends, including the Pre-D Series B/C Accruing Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock and dividends on shares of Series D Preferred Stock pursuant to Section 1.1) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series B/C Preferred Stock then outstanding shall first receive, or simultaneously receive, with the Series B Preferred Stock and the Series C Preferred Stock being treated on a pari passu basis, a dividend on each outstanding share of Series B/C Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Series B/C Accruing Dividends then accrued on such share of Series B/C Preferred Stock and not previously paid, including the Pre-D Series B/C Accruing Dividends and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series B/C Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of the applicable series of Series B/C Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series B/C Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series B Original Issue Price (as defined below) or Series C Original Issue Price (as defined below), as applicable; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series B/C Preferred Stock pursuant to this Section 1.2 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series B/C Preferred Stock dividend. The “Series B Original Issue Price” shall mean $2.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock. The “Series C Original Issue Price” shall mean $2.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock. For purposes of clarity, the Series B/C Accruing Dividends and Pre-D Series B/C Accruing Dividends are non-compounding.

1.3    From and after the date of the issuance of any shares of Series A Preferred Stock, dividends at the rate per annum of $0.08 per share shall accrue on such shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock) (the “Series A Accruing Dividends”); provided, however, that as of the Series D Original Issue Date, the Series A Accruing Dividends accrued and unpaid as of such date with respect to a share of Series A Preferred Stock shall equal the product of (i) 51.776% and (ii) such accrued and unpaid Series A Accruing Dividends as of October 30, 2020 (the “Pre-D Series A Accruing Dividends”). The Series A Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided however, that except as set forth in the following sentence of this Section 1.3 or in Section 2.3 or Section 2.5.2(b), such Series A Accruing Dividends, including the Pre-D Series A Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Series A Accruing Dividends, including the Pre-D Series A Accruing Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock, dividends on shares of Series D Preferred Stock pursuant to Section 1.1 and dividends on shares Series B/C Preferred Stock pursuant to Section 1.2) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Series A Accruing Dividends then accrued on such share of Series A Preferred Stock and not previously paid, including the Pre-D Series A Accruing Dividends and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series A Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series A Preferred Stock pursuant to this Section 1.3 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend. The “Series A Original Issue Price” shall mean $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock. The Series A Original Issue Price, Series B Original Issue Price, Series C Original Issue Price and Series D Original Issue Price shall each be referred to as a “Preferred Stock Original Issue Price.” For purposes of clarity, the Series A Accruing Dividends and Pre-D Series A Accruing Dividends are non-compounding.

2.    Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1    Preferential Payments to Holders of Series D Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined below), the holders of shares of Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series B/C Preferred Stock, Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series D Original Issue Price, plus any Series D Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, and (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series D Preferred Stock the full amount to which they shall be entitled under this Section 2.1, the holders of shares of Series D Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The amount which a holder of a share of Series D Preferred Stock is entitled to receive under Section 2.1 is hereinafter referred to as the “Series D Liquidation Amount.”

2.2    Preferential Payments to Holders of Series B/C Preferred Stock.

2.2.1     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series D Preferred Stock pursuant to Section 2.1, the holders of shares of Series C Preferred Stock and the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid on a pari passu basis out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series A Preferred Stock or Common Stock by reason of their ownership thereof as follows:

(a)    with respect to each share of Series C Preferred Stock an amount per share equal to the greater of (i) the sum of (x) 51.776% of the Series C Original Issue Price, plus (y) any Pre-D Series B/C Accruing Dividends accrued but unpaid thereon, whether or not declared, plus (z) any Series B/C Accruing Dividends accrued from and after the Series D Original Issue Date but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, and (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. As of the Series D Original Issue Date, the sum of the amounts set forth in clauses (x) and (y) of this Section 2.2.1(a)(i) for all shares of Series C Preferred Stock are $44,470,367.76; and

(b)    with respect to each share of Series B Preferred Stock an amount per share equal to the greater of (i) the sum of (x) 51.776% of the Series B Original Issue Price, plus (y) any Pre-D Series B/C Accruing Dividends accrued but unpaid thereon, whether or not declared, plus (z) any Series B/C Accruing Dividend accrued from and after the Series D Original Issue Date but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, and (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. As of the Series D Original Issue Date, the sum of the amounts set forth in clauses (x) and (y) of this Section 2.2.1(b)(i) for all shares of Series B Preferred Stock are $16,005,112.85.

2.2.2    If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, and after giving effect to the payment, in full, of the Series D Liquidation Amount, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B/C Preferred Stock the full amount to which they shall be entitled under this Section 2.2, the holders of shares of Series B/C Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The amount which a holder of a share of Series C Preferred Stock is entitled to receive under Subsection 2.2 is hereinafter referred to as the “Series C Liquidation Amount.” The amount which a holder of a share of Series B Preferred Stock is entitled to receive under Subsection 2.2 is hereinafter referred to as the “Series B Liquidation Amount.”

2.3    Preferential Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series D Preferred Stock pursuant to Section 2.1 and Series B/C Preferred Stock pursuant to Section 2.2, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the sum of (x) 51.776% of the Series A Original Issue Price, plus (y) any Pre-D Series A Accruing Dividends accrued but unpaid thereon, whether or not declared, plus (z) any Series A Accruing Dividend accrued from and after the Series D Original Issue Date but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, and (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. As of the Series D Original Issue Date, the sum of the amounts set forth in clauses (x) and (y) of the first sentence of this Section 2.3(i) for all shares of Series A Preferred Stock are $39,524,519.39. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, and after giving effect to payment, in full, of the Series D Liquidation Amount, the Series C Liquidation Amount and the Series B Liquidation Amount, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Section 2.3, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The amount which a holder of a share of Series A Preferred Stock is entitled to receive under Section 2.3 is hereinafter referred to as the “Series A Liquidation Amount,” and each of the Series D Liquidation Amount, the Series C Liquidation Amount, the Series B Liquidation Amount and Series A Liquidation Amount is hereinafter referred to as a “Preferred Stock Liquidation Amount.”

2.4    Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.5    Deemed Liquidation Events.

2.5.1    Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless (i) the holders of at least 60% of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis (the “Required Vote”) and (ii) the holders of a majority of the outstanding Series D Preferred Stock, voting together as a single class on an as-converted basis (the “Required Series D Vote”), elect otherwise by written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event:

(a)    a merger or consolidation in which

(i)    the Corporation is a constituent party or

(ii)    a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except (A) any such merger or consolidation effected exclusively to change the domicile of the Corporation or (B) any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b)    the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.5.2    Effecting a Deemed Liquidation Event

(a)    The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 2.5.1(a)(i) above unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1, 2.2, 2.3, and 2.4 above.

(b)    In the event of a Deemed Liquidation Event referred to in Section 2.5.1(a)(ii), or 2.5.1(b) above, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the holders representing the Required Series D Vote so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation

Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (collectively, the “Net Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event (the “Redemption Date”), to redeem all outstanding shares of Preferred Stock at a price per share equal to the applicable Preferred Stock Liquidation Amount (each a “Redemption Price”). Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall ratably redeem each holder’s shares of Preferred Stock to the fullest extent of such Net Proceeds or such lawfully available funds, as the case may be, in accordance with Sections 2.1, 2.2, and 2.3 and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Section 2.5.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business. If the Corporation is required by the provisions of this Section 2.5.2(b) to redeem shares, the redemption shall occur in accordance with the provisions of Sections 2.5.2(c), 2.5.2(d), and 2.5.2(e).

(c)    The Corporation shall send written notice of a required redemption pursuant to Section 2.5.2(b) (the “Redemption Notice”) to each holder of record of Preferred Stock not less than forty (40) days prior to the Redemption Date. The Redemption Notice shall state:

(i)    the number of shares and series of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date;

(ii)    the Redemption Date and the Redemption Price;

(iii)    the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 4.1.2); and

(iv)    for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

(d)    On or before the Redemption Date, each holder of shares of Preferred Stock, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4.1, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.

(e)    If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on the Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after the Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

2.5.3    Amount Deemed Paid or Distributed. If the amount deemed paid or distributed under this Section 2.5.3 is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

(a)    For securities not subject to investment letters or other similar restrictions on free marketability,

(i)    if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30-period ending three (3) days prior to the closing of such transaction;

(ii)    if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing of such transaction; or

(iii)    if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(b)    The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors) from the market value as determined pursuant to clause (a) above so as to reflect the approximate fair market value thereof.

2.5.4    Allocation of Escrow or Contingent Payments. In the event of a Deemed Liquidation Event pursuant to Section 2.5.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1, 2.2, 2.3, and 2.4 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1, 2.2, 2.3, and 2.4 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 2.5.4, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations or otherwise subject to contingencies in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

3.    Voting.

3.1    General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of a meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class, on an as-converted basis.

3.2    Election of Directors. The holders of record of the shares of Series D Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Series D Directors”) and the holders of Series Preferred Stock, exclusively and as a separate class, shall be entitled to elect up to three (3) directors of the Corporation (the “Series Preferred Directors” and together with the Series D Directors, the “Preferred Directors”), provided that if the holder or holders of Series Preferred Stock entitled to designate a Series Preferred Director pursuant to Section 2.2(d) of the Fourth Amended and Restated Stockholders Agreement, dated on or about the date hereof, as amended from time to time, by and among the Corporation and the stockholders party thereto (the “Stockholders Agreement”), shall no longer be entitled to designate such director as provided in the Stockholders Agreement, then the number of Series Preferred Directors that may be elected hereunder shall be reduced to two (2) directors. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose (or by a written consent of stockholders in lieu of a meeting). If the holders of shares of Series D Preferred Stock or Series Preferred Stock, on an as-converted basis, as applicable, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Section 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Series D Preferred Stock or Series Preferred Stock, as applicable, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by holders of Series D Preferred Stock or Series Preferred Stock, as applicable, in each case voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock), exclusively and voting together as a single class on an as-converted basis, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. A vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 3.2.

3.3    Preferred Stock Protective Provisions.

(a)    Preferred Stock. At any time when any shares of Preferred Stock are outstanding, the Corporation or any of its subsidiaries shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders representing the Required Vote, given in writing or by vote at a meeting, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)    liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing;

(ii)    amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation;

(iii)    create or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock or any other security convertible into or exercisable for any equity security, in each case, having rights, preferences or privileges senior to or on parity with any series of Preferred Stock, or increase the authorized number of shares of any series of Preferred Stock or of any additional class or series of capital stock unless it ranks junior to the Preferred Stock;

(iv)    reclassify, alter or amend any existing security that is junior to or on parity with the Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or otherwise, if such reclassification, alteration or amendment would render such other security senior to or on parity with the Preferred Stock;

(v)    purchase or redeem or pay or declare any dividend or make any distribution on, any shares of capital stock prior to the Preferred Stock, other than Common Stock repurchased from former employees, directors or consultants in connection with the cessation of their employment/services, at the lower of fair market value or cost;

(vi)    create or authorize the creation of any debt security other than equipment leases or bank lines of credit unless such debt security has received the prior approval of the Board of Directors, including the approval of a majority of the Preferred Directors then serving on the Board of Directors;

(vii)    increase or decrease the authorized number of directors constituting the Board of Directors; or

(viii)    create or hold capital stock in any subsidiary that is not a wholly-owned subsidiary or dispose of any subsidiary stock or all or substantially all of any subsidiary assets.

(b)    Series A Preferred Stock. At any time when any shares of Series A Preferred Stock are outstanding, the Corporation or any of its subsidiaries shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders representing a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consent or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)    alter or change the powers, rights, preferences, privileges or restrictions of the Series A Preferred Stock so as to adversely affect the powers, rights, preferences, privileges or restrictions of the Series A Preferred Stock differently than any other series of Preferred Stock;

(ii)    increase or decrease the total number of authorized shares of Series A Preferred Stock;

(iii)    reclassify, alter or amend any existing security that is junior to or on parity with the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or otherwise, if such reclassification, alteration or amendment would render such other security senior to or on parity with the Series A Preferred Stock (for purposes of clarity, this subsection (iii) shall not apply with respect to any securities first created or issued after the Series D Original Issue Date); or

(iv)    purchase or redeem or pay or declare any dividend or make any distribution on, any shares of capital stock that is junior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or otherwise, prior to the Series A Preferred Stock, other than Common Stock repurchased from former employees, directors or consultants in connection with the cessation of their employment/services, at the lower of fair market value or cost.

(c)    Series B Preferred Stock. At any time when any shares of Series B Preferred Stock are outstanding, the Corporation or any of its subsidiaries shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders representing a majority of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)    alter or change the powers, rights, preferences, privileges or restrictions of the Series B Preferred Stock so as to adversely affect the powers, rights, preferences, privileges or restrictions of the Series B Preferred Stock differently than any other series of Preferred Stock;

(ii)    increase or decrease the total number of authorized shares of Series B Preferred Stock;

(iii)    reclassify, alter or amend any existing security that is junior to or on parity with the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or otherwise, if such reclassification, alteration or amendment would render such other security senior to or on parity with the Series B Preferred Stock (for purposes of clarity, this subsection (iii) shall not apply with respect to any securities first created or issued after the Series D Original Issue Date); or

(iv)    purchase or redeem or pay or declare any dividend or make any distribution on, any shares of capital stock that is junior to the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or otherwise, prior to the Series B Preferred Stock, other than Common Stock repurchased from former employees, directors or consultants in connection with the cessation of their employment/services, at the lower of fair market value or cost.

(d)    Series C Preferred Stock. At any time when any shares of Series C Preferred Stock are outstanding, the Corporation or any of its subsidiaries shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders representing a majority of the then outstanding shares of Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)    alter or change the powers, rights, preferences, privileges or restrictions of the Series C Preferred Stock so as to adversely affect the powers, rights, preferences, privileges or restrictions of the Series C Preferred Stock differently than any other series of Preferred Stock;

(ii)    increase or decrease the total number of authorized shares of Series C Preferred Stock;

(iii)    reclassify, alter or amend any existing security that is junior to or on parity with the Series C Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or otherwise, if such reclassification, alteration or amendment would render such other security senior to or on parity with the Series C Preferred Stock (for purposes of clarity, this subsection (iii) shall not apply with respect to any securities first created or issued after the Series D Original Issue Date); or

(iv)    purchase or redeem or pay or declare any dividend or make any distribution on, any shares of capital stock that is junior to the Series C Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or otherwise, prior to the Series C Preferred Stock, other than Common Stock repurchased from former employees, directors or consultants in connection with the cessation of their employment/services, at the lower of fair market value or cost.

(e)    Series D Preferred Stock. At any time when any shares of Series D Preferred Stock are outstanding, the Corporation or any of its subsidiaries shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders representing the Required Series D Vote, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)    alter or change the powers, rights, preferences, privileges or restrictions of the Series D Preferred Stock so as to adversely affect the powers, rights, preferences, privileges or restrictions of the Series D Preferred Stock differently than any other series of Preferred Stock;

(ii)    increase or decrease the total number of authorized shares of Series D Preferred Stock;

(iii)    reclassify, alter or amend any existing security that is junior to or on parity with the Series D Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends, voting rights or otherwise, if such reclassification, alteration or amendment would render such other security senior to or on parity with the Series D Preferred Stock (for purposes of clarity, this subsection (iii) shall not apply with respect to any securities first created or issued after the Series D Original Issue Date);

(iv)    purchase or redeem or pay or declare any dividend or make any distribution on, any shares of capital stock that is junior to the Series D Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or otherwise, prior to the Series D Preferred Stock, other than Common Stock repurchased from former employees or consultants in connection with the cessation of their employment/services, at the lower of fair market value or cost;

(v)    amend or waive clause (ii) of the first paragraph of Section 2.5.1;

(vi)    create or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock or any other security convertible into or exercisable for any equity security, in each case, having rights, preferences or privileges senior to the Series D Preferred Stock, or increase the authorized number of shares of any series of Preferred Stock or of any additional class or series of capital stock unless it ranks junior to or pari passu with the Series D Preferred Stock; and

(vii)    amend or waive (x) this Section 3.3(e) or, solely with respect to the Required Series D Vote, (y) Sections 2.5.2(b) or 5.1.

4.    Optional Conversion.

The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1    Right to Convert.

4.1.1    Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Preferred Stock Original Issue Price by the applicable Preferred Stock Conversion Price (as defined below) in effect at the time of conversion; provided that, subject to Sections 5.1 and 5.4, such holder may waive such option to convert upon written notice to the Corporation. The “Series D Conversion Price” shall initially be equal to $1.7265. Such initial Series D Conversion Price, and the rate at which shares of Series D Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. The “Series C Conversion Price” shall initially be equal to $4.768. Such initial Series C Conversion Price, and the rate at which shares of Series C Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. The “Series B Conversion Price” shall initially be equal to $4.768. Such initial Series B Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. The “Series A Conversion Price” shall initially be equal to $2.93. Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. The Series D Conversion Price, Series C Conversion Price, the Series B Conversion Price and the Series A Conversion Price shall each be referred to as a “Preferred Stock Conversion Price” and together as the “Preferred Stock Conversion Prices.” Notwithstanding the foregoing, no shares of Preferred Stock may be voluntarily converted by the holder thereof pursuant to this Section 4.1.1 prior to the earliest to occur of (i) a Deemed Liquidation Event, (ii) the Second Tranche Closing (as such term is defined in that certain Series D Preferred Stock Purchase Agreement, dated on or about the Series D Original Issue Date, by and among the Corporation and the purchasers of Series D Preferred Stock named therein, as may be amended from time to time (the “Series D Purchase Agreement”)), or (iii) the day immediately following the Outside Second Closing Milestone Date (as defined in the Series D Purchase Agreement); except that a Second Tranche Early Purchaser (as defined in the Series D Purchase Agreement) that purchases its Second Tranche Allocated Shares (as defined below) pursuant to Section 1.4(b) of the Series D Purchase Agreement may voluntarily convert such Second Tranche Early Purchaser’s shares of Preferred Stock pursuant to this Section 4.1.1 following the consummation of such purchase.

4.1.2    Termination of Conversion Rights. In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 2.5.2(b), the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the applicable Redemption Price is not fully paid on such Redemption Date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

4.2    Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3    Mechanics of Conversion.

4.3.1    Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of

Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and, a certificate for the number (if any) of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Section 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion, and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2    Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing a Preferred Stock Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the applicable Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Preferred Stock Conversion Price.

4.3.3    Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

4.3.4    No Further Adjustment. Upon any such conversion, no adjustment to a Preferred Stock Conversion Price shall be made for any declared but unpaid dividends on the applicable Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5    Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4    Adjustments to Preferred Stock Conversion Prices for Diluting Issues.

4.4.1    Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a)    “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b)    “Series D Original Issue Date” shall mean the date on which the first share of Series D Preferred Stock was issued.

(c)    “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d)    “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4.4.3 below, deemed to be issued) by the Corporation after the Series D Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively “Exempted Securities”):

(i)    shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on, or upon the conversion of, Preferred Stock, and shares of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities;

(ii)    shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Sections 4.5, 4.6, 4.7 or 4.8 below, and shares of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities;

(iii)    shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors, including a majority of the Preferred Directors then serving on the Board of Directors, and shares of Common Stock actually issued upon the exercise or conversion of such Options;

(iv)    shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors, including a majority of the Preferred Directors then serving on the Board of Directors, and shares of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities;

(v)    shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, original equipment manufacturer, marketing or other similar agreements or strategic partnerships approved by the Board of Directors, including a majority of the Preferred Directors then serving on the Board of Directors; and

(vi)    47,610,763 shares of Common Stock issued or issuable upon the conversion of Series D Preferred Stock issued pursuant to the Series D Purchase Agreement.

4.4.2    No Adjustment of Preferred Stock Conversion Prices. No adjustment in the Series A Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of a majority of the then outstanding shares of Series A Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock. No adjustment in the Series B Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of a majority of the then outstanding shares of Series B Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock. No adjustment in the Series C Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of a majority of the then outstanding shares of Series C Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock. No adjustment in the Series D Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders representing the Required Series D Vote agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3    Deemed Issue of Additional Shares of Common Stock.

(a)    If the Corporation at any time or from time to time after the Series D Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)    If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to a Preferred Stock Conversion Price pursuant to the terms of Section 4.4.4 below, are revised as a result of an amendment to such terms or if any other adjustment is made pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the applicable Preferred Stock Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Preferred Stock Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Preferred Stock Conversion Price to an amount which exceeds the lower of (i) the applicable Preferred Stock Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the applicable Preferred Stock Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)    If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the applicable Preferred Stock Conversion Price pursuant to the terms of Section 4.4.4 below (either because the consideration per share (determined pursuant to Section 4.4.5 hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the applicable Preferred Stock Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series D Original Issue Date), are revised after the Series D Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4.4.3(a) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)    Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to a Preferred Stock Conversion Price pursuant to the terms of Section 4.4.4 below, such Preferred Stock Conversion Price shall be readjusted to the Preferred Stock Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)    If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to a Preferred Stock Conversion Price provided for in this Section 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Section 4.4.3).    If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to a Preferred Stock Conversion Price that would result under the terms of this Section 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to such Preferred Stock Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4    Adjustment of Preferred Stock Conversion Prices Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series D Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4.4.3), without consideration or for a consideration per share less than a Preferred Stock Conversion Price in effect immediately prior to such issue, then the applicable Preferred Stock Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a)     “CP2” shall mean the applicable Preferred Stock Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

(b)    “CP1” shall mean the applicable Preferred Stock Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c)    “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d)    “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e)    “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5    Determination of Consideration. For purposes of this Section 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)    Cash and Property: Such consideration shall:

(i)    insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)    insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors, including a majority of the Preferred Directors then serving on the Board of Directors; and

(iii)    in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors, including a majority of the Preferred Directors then serving on the Board of Directors.

(b)    Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing

(i)    the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)    the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6    Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to a Preferred Stock Conversion Price pursuant to the terms of Section 4.4.4 above then, upon the final such issuance, the applicable Preferred Stock Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5    Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series D Original Issue Date effect a subdivision of the outstanding Common Stock, the Preferred Stock Conversion Prices in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series D Original Issue Date combine the outstanding shares of Common Stock, the Preferred Stock Conversion Prices in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6    Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series D Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Preferred Stock Conversion Prices in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Preferred Stock Conversion Price then in effect by a fraction:

(1)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)

the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Preferred Stock Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter the Preferred Stock Conversion Prices shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.7    Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series D Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.8    Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2.5, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 4.5, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of the Common Stock issuable upon conversion of one share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors, including a majority of the Preferred Directors then serving on the Board of Directors) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the applicable Preferred Stock Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the applicable series of Preferred Stock.

4.9    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Preferred Stock Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than fifteen (15) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which each series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than fifteen (15) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Preferred Stock Conversion Prices then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of each series of Preferred Stock.

4.10    Notice of Record Date. In the event:

(a)    the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security;

(b)    of any capital reorganization of the Corporation, any reclassification of the Common Stock, or any Deemed Liquidation Event; or

(c)    of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up or a Deemed Liquidation Event is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of each series of Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up or a Deemed Liquidation Event, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5.    Mandatory Conversion.

5.1    Trigger Events. Upon either (a) the date and time, or the occurrence of an event, specified by vote or written consent of the holders representing the Required Vote and the holders representing the Required Series D Vote, or (b) the closing of the sale of shares of

Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), provided that the price of the Common Stock is at least $2.5898 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) and such offering results in at least $75 million of gross proceeds, before deducting the underwriting discount and commissions, to the Corporation (excluding any proceeds generated by the Corporation in connection with any private placement transaction completed immediately prior to, concurrent with, or following the consummation of such public offering) (the “Qualified Public Offering” and the time of the closing of such Qualified Public Offering or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation.

5.2    Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. At the Mandatory Conversion Time, all outstanding shares of Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the last sentence of this Section 5.2. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted.

5.3    Effect of Mandatory Conversion. All shares of Preferred Stock shall, from and after the Mandatory Conversion Time, no longer be deemed to be outstanding and, notwithstanding the failure of the holder or holders thereof to surrender the certificates for such shares on or prior to such time, all rights with respect to such shares shall immediately cease and terminate at the Mandatory Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends accrued and declared but unpaid thereon. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

5.4    Special Mandatory Conversion. In the event that:

5.4.1    pursuant to and in accordance with Section 1.3 of the Series D Purchase Agreement, the Corporation issues and sells shares of Series D Preferred Stock at the Second Tranche Closing (the “Mandatory Second Tranche Offering”);

5.4.2    the Corporation shall have delivered prior written notice to each Purchaser (as defined in the Series D Purchase Agreement) in accordance with Section 1.4(a) of the Series D Purchase Agreement (i) stating that the Corporation will be issuing and selling additional shares of its Series D Preferred Stock in the Mandatory Second Tranche Offering and (ii) indicating the number of shares of Series D Preferred Stock that such Purchaser is obligated to purchase at such Mandatory Second Tranche Offering pursuant to the Series D Purchase Agreement (the “Second Tranche Allocated Shares”); and

5.4.3    except as permitted pursuant to Section 1.4(d) of the Series D Purchase Agreement, such Purchaser does not purchase his, her or its Second Tranche Allocated Shares in such Mandatory Second Tranche Offering and is deemed a Defaulting Purchaser under Section 1.4(c) of the Series D Purchase Agreement (such Purchaser being referred to herein as a “Second Tranche Non-Participating Purchaser”);

then, upon the closing of the Mandatory Second Tranche Offering (the “Second Tranche Special Mandatory Conversion Time”), all shares of Preferred Stock held by such Second Tranche Non-Participating Purchaser and its affiliates (and any transferor of shares of Series D Preferred Stock to such Second Tranche Non-Participating Purchaser, if applicable) shall automatically and without further action on the part of the Corporation or such Second Tranche Non-Participating Purchaser be converted into the number of shares of Common Stock into which such shares of Preferred Stock are then convertible by using an applicable Preferred Stock Conversion Price that is equal to (i) ten multiplied by (ii) the then-existing applicable Preferred Stock Conversion Price (the “Second Tranche Special Mandatory Conversion”). Each Second Tranche Non-Participating Purchaser shall surrender his, her or its certificate or certificates for all such shares of Preferred Stock (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer; in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to this Section 5.4, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Second Tranche Special Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates for such shares at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 5.4. As soon as practicable after the Second Tranche Special Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with this Section 5.4, together with cash as provided in Section 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted shares of Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6.    Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold, or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

7.    Waiver. Any of the rights, powers, preferences and other terms for the benefit of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of Series A Preferred Stock then outstanding. Any of the rights, powers, preferences and other terms for the benefit of the Series B Preferred Stock set forth herein may be waived on behalf of all holders of Series B Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of Series B Preferred Stock then outstanding. Any of the rights, powers, preferences and other terms for the benefit of the Series C Preferred Stock set forth herein may be waived on behalf of all holders of Series C Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of Series C Preferred Stock then outstanding. Any of the rights, powers, preferences and other terms for the benefit of the Series D Preferred Stock set forth herein may be waived on behalf of all holders of Series D Preferred Stock by the affirmative written consent or vote of the holders representing the Required Series D Vote. Any of the rights, powers, preferences and other terms for the benefit of all the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders representing the Required Vote.

8.    Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote required by the Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ELEVENTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity (as defined below). An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any sentence of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

*    *    *

3.    That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4.    That this Fourth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

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IN WITNESS WHEREOF, this Fourth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 30th day of October, 2020.

By:	/s/ Laurence Reid, PhD
Name:	Laurence Reid, PhD
Title:	Chief Executive Officer

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION]